Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ROSECLIFF ACQUISITION CORP I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(f)	17,000,000	(1)	—	$10,710,000	(2)	$0.00011020	$1,180.24

Fees Previously Paid	N/A	N/A	N/A	N/A		N/A	N/A		N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A			N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$10,710,000			$1,180.24
	Total Fees Previously Paid									N/A
	Total Fee Offsets									N/A
	Net Fee Due									$1,180.24

(1)	Represents the estimated maximum number of shares of common stock, par value $0.0001, of Rosecliff Acquisition Corp I (“RCLF”) issuable upon the completion of the Business Combination as described in the prospectus.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the product of (x) $0.63 (equivalent to 50 pence, the average of the high and low prices of Spectral MD Holdings, Ltd. (“Spectral”) common stock as reported on the AIM Market on April 28, 2023, based on the exchange rate of one pence to US$0.0126 as reported by Bloomberg on April 28, 2023), times (y) the estimated number of RCLF shares of common stock to be acquired in exchange for Spectral securities.